UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 10, 2013

Alphabet Holding Company, Inc.

 (Exact name of registrant as specified in charter)

333-186802

(Commission File Number)

DELAWARE	27-3085103
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of principal executive offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement

On December 10, 2013, Alphabet Holding Company, Inc. (the “Company”) entered into a supplemental indenture (the “Supplemental Indenture”) to the Indenture, dated as of October 17, 2012 (as supplemented, waived or amended, the “Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), governing the Company’s 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the “Notes”). The Company entered into the Supplemental Indenture after the receipt of consents from the requisite holders of the Notes in accordance with the terms and conditions of the Consent Solicitation Statement dated December 2, 2013 (the “Statement”), pursuant to which the Company had solicited consents from the holders of the Notes to make certain proposed amendments to the Indenture (the “Proposed Amendments”), as reflected in the Statement and the Supplemental Indenture. The Proposed Amendments added a new “basket” in the restricted payment covenant (Section 3.4 of the Indenture) for a dividend or distribution to the Company’s shareholders up to the net proceeds of the Offering (as defined below) less the amount available for restricted payments through September 30, 2013 under the “builder” basket in Section 3.4(a)(C) of the Indenture.

Although the Supplemental Indenture became effective immediately upon execution, the Proposed Amendments will become operative only if the Company pays the Consent Fee (as defined below) to the paying agent on behalf of holders of the Notes. The Company intends to pay the Consent Fee upon satisfaction of certain conditions, including consummation of the previously announced tack-on private placement of an additional $450 million in aggregate principal amount of the Notes under the Indenture to qualified institutional buyers in reliance on Rule 144A of the Securities Act, as amended (the “Securities Act”), and to persons outside the United States under Regulation S under the Securities Act (the “Offering”). The Consent Fee will be paid immediately following the closing of the Offering, which is expected to occur on December 12, 2013.

Item 7.01.                                        Regulation FD Disclosure

On December 10, 2013, the Company announced that the requisite holders of the Notes had consented to the Proposed Amendments, upon the terms and subject to the conditions set forth in the Statement.

As of 10:00 a.m., New York City time, on December 10, 2013 (the “Consent Time”), the Company had received valid consents from holders of an aggregate principal amount of $346,465,000 of the Notes. Accordingly, the Company and the Trustee entered into the Supplemental Indenture and consents to the Proposed Amendments may not be revoked. The consent solicitation expired at 5:00 p.m., New York City time, on December 10, 2013. Subject to the terms and conditions set forth in the Statement, the Company will pay eligible holders who have validly tendered and not revoked their Notes on or prior to the Consent Time a cash payment equal to $15.00 per $1,000 aggregate principal amount of Notes (the “Consent Fee”). The Consent Fee will only be payable upon satisfaction of certain conditions, including the closing of the Offering.

A copy of the press release announcing the results of the consent solicitation and entry into the Supplemental Indenture is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This Current Report is also not a solicitation of consents with respect to the Proposed Amendments or any securities. When issued, the Notes will not have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.

99.1	Press release dated December 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 10, 2013

Alphabet Holding Company, Inc.

By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel
and Corporate Secretary